Exhibit 99.1

Granetta Blevins and Daniel Pianko Appointed to American Public Education Board of Directors

Accomplished Business Operators and Trusted Education-to-Employment Innovators Join as Independent APEI Board Members

CHARLES TOWN, W.Va., June 15, 2020 /PRNewswire/ -- American Public Education, Inc. (Nasdaq: APEI) – parent company of online learning provider American Public University System (APUS) and pre-licensure nursing educator Hondros College of Nursing (HCN) – today announced the appointment of Granetta B. Blevins and Daniel S. Pianko to its Board of Directors, effective June 13, 2020. Ms. Blevins has also been appointed as a member of the Board's audit committee. The appointment of Ms. Blevins and Mr. Pianko brings the total number of members on APEI's Board to nine.

"It is an honor to welcome Granetta and Daniel to the board of directors. The board's expanded team will work closely with our CEO, Angela Selden, as she leads both APEI's enterprise transformation and the growth of our adult learning platform and executes on her vision for the future of our company," said Ric Andersen, chairman of APEI's Board of Directors. "The relevant and valuable experiences of our two new directors will further expand the Board's ability to support APEI in the fulfillment of its goals and guide the management team in service to our institutions of higher learning."

Granetta Blevins brings to APEI extensive expertise in strategic planning and strategy execution, as well as finance and overall management. Ms. Blevins has served in several executive leadership roles during her career, including CFO, COO, Chief of Staff and business advisor to executives for education and educational technology companies as well as other industries.

Daniel Pianko brings more than two decades of financial and investment experience primarily in the education industry. Mr. Pianko is co-founder and managing director of investment firm University Ventures, which reimagines the future of higher education and creating new pathways from education to employment. Mr. Pianko is responsible for all aspects of fund operations at the firm, including capital raising, compliance, acquisitions and dispositions.

"I am so pleased with the appointment of our newest board members," said Ms. Selden. "We will most certainly capitalize on their combined breadth of experience, their understanding of the changing needs of working adult learners, and their keen ability to discern the potential for the intersection of education, skills and employment that will help us accelerate the company. I look forward to working closely with Granetta, Daniel and our Board to build on our recent successes at serving learners of all backgrounds, fulfilling our enterprise mission and ushering in a new era of growth."

From October 2018 to September 2019, Ms. Blevins served as Chief of Staff, LRNG at Southern New Hampshire University, where she was responsible for managing strategy, budget and resources for the LRNG learning platform. She also served as Chief Financial Officer and Chief of Staff of the non-profit social enterprise Collective Shift, which created the LRNG platform, from January 2015 until its acquisition by Southern New Hampshire University in October 2018. Ms. Blevins' other senior financial and leadership experience includes roles with Georgetown College, online education company bigchalk, educational game development company GlassLab, and private seed fund and incubator Education Design Studio, as well as companies in other industries.

Ms. Blevins holds an M.B.A. in Management and Finance from Xavier University and a B.S. in Economics and Business Administration from Georgetown College.

Prior to co-founding University Ventures, Mr. Pianko held positions at Ameriquest Capital Group and Edison Schools and started his career at Goldman Sachs. Mr. Pianko is a frequent commentator on student debt and advocate for more affordable education.

Mr. Pianko graduated magna cum laude with a B.A. in History from Columbia University and holds a M.B.A. and an M.A. in Education from Stanford University.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 80,000 adult learners worldwide and offer more than 200 degree and certificate programs in fields ranging from technology, business administration, public health, nursing and liberal arts to homeland security, military studies, intelligence, and criminal justice. For additional information, please visit www.apei.com.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth and plans with respect to recent, current and future initiatives, including enterprise transformation and the growth of the adult learning platform.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: the Company's dependence on the effectiveness of its ability to attract students who persist in its institutions' programs; impacts of the COVID-19 pandemic; ongoing employee and executive retention and relationships; the Company's ability to effectively market its institutions' programs; adverse effects of changes the Company makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; the Company's ability to maintain strong relationships with the military and maintain enrollments from military students; the Company's ability to comply with regulatory and accrediting agency requirements and to maintain institutional accreditation; the Company's reliance on Department of Defense tuition assistance, Title IV programs, and other sources of financial aid; the Company's dependence on its technology infrastructure; strong competition in the postsecondary education market and from non-traditional offerings; and the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the period ended March 31, 2020, and other filings with the SEC. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

CONTACT: Chris Symanoskie, IRC, Vice President, Investor Relations, American Public Education, Inc., 703-334-3880, csymanoskie@apei.com